EXHIBIT 99.1

FOR IMMEDIATE RELEASE February 21, 2024	CONTACT: Brian Finnegan (212) 441-6877 brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES

FULL-YEAR AND FOURTH QUARTER 2023 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2023.

The FHLBNY’s net income for 2023 was $751.1 million, an increase of $333.7 million, or 80.0%, from net income of $417.4 million for 2022. Net interest income for the year was $995.3 million, an increase of $361.6 million, or 57.1%, from $633.7 million for 2022. The increase in Net interest income was driven by larger earning asset balances and higher market interest rates due to rate increases by the Federal Reserve during the year. Yield on assets increased to 5.14% for 2023 from 2.25% in 2022, reflecting the increase in market interest rates. Other income increased by $48.0 million, to $77.1 million in 2023, mainly due to increases in net unrealized fair value gains on derivatives, hedged items and trading securities, as well as reversal of losses on investments to meet future employee benefits payments. The FHLBNY’s return on average equity (“ROE”) for 2023 was 9.11%, compared to ROE of 6.12% for 2022. Non-interest expense increased by $37.0 million, driven by an increase in voluntary contributions to the FHLBNY’s housing and community development support activities.

In the fourth quarter of 2023, the FHLBNY earned $154.9 million in net income, an increase of $0.4 million, or 0.3%, from net income of $154.5 million for the fourth quarter of 2022. Net interest income for the quarter was $248.4 million, an increase of $52.0 million, or 26.5%, from $196.4 million in the fourth quarter last year. Similar to the full year’s results, the increase in net interest income was driven by higher market interest rates and larger earning asset balances. Yield on assets increased to 5.45% for the fourth quarter of 2023, from 3.83% for the fourth quarter of 2022. Average advances balances, at par, were $104.7 billion for the fourth quarter of 2023, $5.4 billion or 5.5% higher than the average advances balance level of $99.3 billion for the fourth quarter of 2022. The FHLBNY’s ROE for the fourth quarter of 2023 was 7.76% (annualized), compared to ROE of 8.25% for the fourth quarter of 2022.

“The full purpose of the Federal Home Loan Bank model is reflected in our performance throughout 2023,” said José R. González, president and CEO of the FHLBNY. “When our members needed us most, during the brief but turbulent operating environment experienced in March 2023, the FHLBNY – and the entire Federal Home Loan Bank System – responded with reliable liquidity to not only help America’s local lenders weather the storm, but help bring stability to the broader financial markets. Of course, we do not exist only to lend in times of stress, and our members continued to access the FHLBNY for everyday funding throughout the year to serve the needs of their customers. Our members also continued to partner with us on our numerous community support activities throughout 2023, accessing our housing and community development grant programs and products to drive millions of dollars into the communities we all serve. Our ability to execute on our foundational liquidity mission supports our work in these communities, and we are excited that our record earnings in 2023 also means that we will make record contributions through our Affordable Housing Program in 2024, again joining with our members and housing partners to get this key source of funding support to where it matters most.”

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As of December 31, 2023, total assets were $158.3 billion, an increase of $0.9 billion, or 0.6%, from total assets of $157.4 billion as of December 31, 2022. As of December 31, 2023, advances were $108.9 billion, a decrease of $6.4 billion, or 5.6%, from $115.3 billion as of December 31, 2022. Average advances balances, at par, were $111.7 billion in 2023, $28.1 billion or 33.6% higher than the average advances balance level of $83.6 billion in 2022. The increase in average advances balances is a result of the economic environment, as members experienced heightened deposit volatility and strong loan growth, and enhanced on-balance sheet liquidity positions.

As of December 31, 2023, total capital was $8.2 billion, a decrease of $0.1 billion from total capital of $8.3 billion at December 31, 2022. The FHLBNY’s retained earnings increased during 2023 by $0.2 billion to $2.3 billion as of December 31, 2023, of which approximately $1.3 billion is unrestricted retained earnings and $1.0 billion is restricted retained earnings. At December 31, 2023, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY allocated $83.5 million from its 2023 earnings for its Affordable Housing Program, an annual statutory grant program that supports the creation and preservation of affordable housing. In addition, the FHLBNY made $23.2 million in voluntary housing and community development grants and contributions in 2023, including an additional voluntary contribution to the Affordable Housing Program of $12.7 million to support its housing programs for 2024.

The FHLBNY will publish its 2023 audited financial results in its Form 10-K filing with the U.S. Securities and Exchange Commission, which is expected to take place on or about March 21, 2024.

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Selected Balance Sheet Items (dollars in millions)
	December 31,	December 31,
	2023	2022	Change

Advances	$108,890	$115,293	$(6,403)
Mortgage loans held for portfolio	2,180	2,107	73
Mortgage-backed securities	19,582	15,157	4,425
Liquidity assets	25,339	22,605	2,734
Total assets	$158,333	$157,391	$942

Consolidated obligations	$145,476	$147,291	$(1,815)
Capital stock	6,050	6,387	(337)
Unrestricted retained earnings	1,277	1,185	92
Restricted retained earnings	1,061	911	150
Accumulated other comprehensive income	(143)	(136)	(7)
Total capital	$8,245	$8,347	$(102)

Capital-to-assets ratio (GAAP)	5.21%	5.30%
Capital-to-assets ratio (Regulatory)	5.30%	5.39%

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Operating Results (dollars in millions)
	Quarter Ended December 31,			Year Ended December 31,
	2023	2022	Change	2023	2022	Change

Total interest income	$2,136.3	$1,343.2	$793.1	$8,400.4	$2,758.2	$5,642.2
Total interest expense	1,887.9	1,146.8	741.1	7,405.1	2,124.5	5,280.6
Net interest income	248.4	196.4	52.0	995.3	633.7	361.6
Provision (Reversal) for credit losses	(0.1)	0.2	(0.3)	1.7	(0.2)	1.9
Net interest income after provision for credit losses	248.5	196.2	52.3	993.6	633.9	359.7
Non-interest income (loss)	6.4	33.2	(26.8)	77.1	29.1	48.0
Non-interest expense	82.8	57.7	25.1	236.1	199.1	37.0
Affordable Housing Program assessments	17.2	17.2	-	83.5	46.5	37.0
Net income	$154.9	$154.5	$0.4	$751.1	$417.4	$333.7

Return on average equity	7.76%	8.25%		9.11%	6.12%
Return on average assets	0.39%	0.44%		0.46%	0.34%
Net interest margin	0.63%	0.56%		0.61%	0.52%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of December 31, 2023, the FHLBNY serves 334 member institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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